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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                    DDI CORP.

      The undersigned, Timothy J. Donnelly, hereby certifies as follows:

      1. He is the duly elected, qualified and acting Vice President, General Counsel and Secretary of DDi Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").

      2. The first sentence of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

      "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares consisting of One Hundred Ninety Million (190,000,000) shares of Common Stock, par value $0.001 per share ("Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share ("Preferred Stock")."

      3. The original Certificate of Designation (the "Certificate of Designation") of the Series B Preferred Stock (the "Series B Preferred Stock") was originally filed with the Secretary of State of Delaware on March 30, 2004.

      4. Pursuant to authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, by unanimous written consent adopted a resolution providing for an amendment of the Certificate of Designation, which resolution is as follows:

            RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors does hereby provide for the amendment of the Certificate of Designation of Series B Preferred Stock, $0.001 par value, as follows:

            Section 5 of the Certificate of Designation is hereby amended by deleting the existing Section 5 in its entirety and substituting in lieu thereof the following:

            5. Redemption. Subject to the rights of the Series A Preferred Stock with respect to DDi Europe Value, the shares of Series B Preferred Stock shall be subject to redemption in accordance with the provisions of this Section 5.

            5A. Mandatory Redemption.

                  (a) The Corporation shall redeem in full the Series B Preferred Stock on the five year anniversary of the Issuance Date (the "Mandatory Redemption Date"). The Corporation shall effect such redemption by paying in cash the Series B Redemption Price to the Holders; provided, however, that, after the Approval has been obtained, in lieu of paying the

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Series B Redemption Price in cash, the Corporation may, so long as a Cash
Payment Condition is not then occurring and has not occurred during the 25 Business Days prior to the Mandatory Redemption Date, at its option, in accordance with Section 5E, and subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, pay the Series B Redemption Price, in part or in full, in shares of Registered Common Stock issued in electronic format (i.e., DWAC). If the Corporation shall elect to pay any part of a redemption in shares of Registered Common Stock as described herein and as a condition thereto, the Corporation will provide irrevocable notice 25 Trading Days prior to the Mandatory Redemption Date by facsimile, followed within twenty-four (24) hours by notice via overnight courier, to each Holder setting forth the Corporation's election to do so (a "Mandatory Redemption Notice"), which shall include (i) the Mandatory Redemption Date, (ii) the place or places where stock certificates representing the Series B Preferred Stock are to be surrendered pursuant to Section 5F for payment of the redemption price, which may be the Corporation's principal offices, (iii) the Series B Redemption Price and the calculation of such price, and (iv) the amount, if any, of the Series B Redemption Price that the Corporation will pay in Registered Common Stock. The Corporation shall pay the applicable redemption price within three (3) Business Days after the Mandatory Redemption Date. Notwithstanding anything to the contrary in the foregoing, after a Mandatory Redemption Notice has been given pursuant to this Section 5A(a), each Holder shall retain the right to elect to convert its shares of Series B Preferred Stock in lieu of such redemption, in whole or in part into shares of Common Stock pursuant to Section 6 below, prior to the Mandatory Redemption Date.

                  (b) Within ten (10) Business Days following the later to occur of (i) the expiration and closing of an offering of subscription rights by the Corporation to the holders of its Common Stock, pursuant to which shares of Common Stock offered for purchase thereunder shall have been issued and sold to stockholders subscribing therefor for aggregate gross proceeds of at least $65,000,000 (the "Rights Offering"), or (ii) the completion of a related purchase of shares of Common Stock by standby purchasers (the "Standby Purchase") pursuant to which the total of such gross proceeds received pursuant to the Rights Offering and the standby purchase equals at least $65,000,000 (the occurrence of either (i) or (ii), a "Qualified Rights Offering"), the Corporation shall redeem a number of shares of Series B Preferred Stock equal to
(A) two-thirds of the authorized shares of Series B Preferred Stock less (B) the number of shares of Series B Preferred Stock, if any, previously redeemed by the Corporation. Such shares of Series B Preferred Stock subject to redemption pursuant to this Section 5A(b) shall be redeemed by the Corporation in cash at a price per share determined as follows: (i) a number of shares equal to one-third of the authorized shares of Series B Preferred Stock shall be redeemed at 101% of the Stated Value of the Series B Preferred Stock, and (ii) the remaining shares of Series B Preferred Stock shall be redeemed at the Series B Redemption Price. The Corporation shall give notice of its obligation to redeem shares of Series B Preferred Stock pursuant to this subparagraph 5A(b) within two business days following the closing of a Qualified Rights Offering by facsimile, followed within twenty-four (24) hours by notice via overnight courier, to the each Holder of record of the shares to be redeemed (the "Rights Redemption Notice")
(i) notifying such holders of the Corporation's obligation to redeem such shares and of the date of redemption, (ii) stating the number of shares to be redeemed and the price at which such shares shall be redeemed; (ii) stating the date on which the shares cease to be convertible, (iii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the redemption price

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therefor, and (iv) stating the name and address of the redemption agent. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Corporation may act as the redemption agent to redeem the Series B Preferred Stock.

            5B. Optional Redemption By Holder.

                  (a) On each of the dates that are 18 months, 24 months and 30 months from the Issuance Date (each, an "Optional Redemption Date"), the Corporation shall redeem up to 428,973 shares in the aggregate (subject to adjustment in the event of any stock split, reverse stock split or any similar transaction affecting the Series B Preferred Stock) by paying in cash the Series B Redemption Price to each Holder who requests, in whole or in part, to include its shares of Series B Preferred Stock in such redemption as provided by Section 5B(d) below; provided, however, that no Holder shall have the right to request redemption, and the Corporation shall have no obligation to redeem, and shares of the Series B Preferred Stock on the first or second Optional Redemption Dates if the Corporation completes a Qualified Rights Offering; provided further, however, that after the Approval has been obtained, in lieu of paying the Series B Redemption Price in cash, the Corporation may, so long as a Cash Payments Condition is not then occurring and has not occurred during the 25 Business Days prior to the applicable Optional Redemption Date, at its option, in accordance with Section 5E, subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, pay the Series B Redemption Price, in part or in full, in shares of Registered Common Stock issued in electronic book entry only format (i.e., DWAC). Each Holder also shall have the option to require the Corporation to redeem all or part of its shares of Series B Preferred Stock at the Series B Redemption Price, solely in cash, if any of the following "Events of Default" shall have occurred:

                  (i) the Common Stock ceases for more than ten (10) consecutive Business Days to be traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market;

                  (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Purchase Agreement, except for days during any period in which the Corporation is permitted thereunder to suspend such effectiveness, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series B Preferred Stock for sale of all of the Registrable Securities (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

                  (iii) the Corporation shall have failed to authorize a sufficient number of shares of Common Stock necessary to effect the conversion of the Series B Preferred Stock;

                  (iv) the Corporation breaches a representation, warranty or covenant of the Purchase Agreement or this Certificate of Designation, which breach has a Material Adverse Effect (as defined in the Purchase Agreement) on the Corporation or a material

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      adverse impact on the rights of a Holder including, without limitation, the failure of the Corporation to pay dividends on or to convert the Series B Preferred Stock, and such breach is not cured within ten (10) Business Days of the delivery to the Corporation of notice of such breach;

                  (v) the Corporation or any of its subsidiaries pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due; or

                  (vi) any money judgment (including any arbitration award reduced to a judgment), writ or warrant of attachment, or similar process in excess of $10,000,000 in the aggregate shall be entered against the Corporation, any of its subsidiaries or any of their respective properties or other assets, and which shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days.

                  (b) In order to have the Corporation redeem under this Section 5B any shares of Series B Preferred Stock, in whole or in part, the applicable Holder, in the case of an Optional Redemption Date, shall give written notice to the Corporation at least 30 Business Days prior to the applicable Optional Redemption Date in the form of Exhibit 1 hereto (the "Redemption Notice") by facsimile (with the original of such notice forwarded via overnight courier) to the Corporation to the effect that such Holder elects to have redeemed the number of shares of Series B Preferred Stock specified therein, for the Series B Redemption Price. Within five Business Days after receipt of the Redemption Notice relating to an Optional Redemption Date, the Corporation shall deliver irrevocable written notice advising the applicable Holder via facsimile, followed within twenty-four (24) hours by notice via overnight courier, whether the Corporation has elected to pay the applicable Series B Redemption Price in Registered Common Stock; provided, however, that such Holder will retain the right to exercise the conversion rights set forth in Section 6, in whole or in part, in lieu of such redemption, prior to the applicable Optional Redemption Date.

                  (c) The Corporation shall pay the Series B Redemption Price no later than (i) in the case of a redemption at the option of the Holder upon an Event of Default, the fifth Business Day after receipt by the Corporation of a notice from such Holder of the occurrence of such Event of Default and the election of such holder to have shares of Series B Preferred Stock redeemed by the Corporation to such Holder, and (ii) in the case of a redemption on an Optional Redemption Date, such Optional Redemption Date. If more than one Holder submits shares of Series B Preferred Stock for redemption simultaneously and the Corporation is unable to redeem all shares of Series B Preferred Stock submitted for such redemption, the Corporation shall redeem an amount from each Holder equal to each Holder's pro rata amount (based on the number of shares of Series B Preferred Stock held by each Holder relative to the number of shares of Series B Preferred Stock outstanding) of all shares of Series B Preferred Stock being redeemed. Notwithstanding anything to the contrary contained herein, if the Corporation shall have failed to timely redeem the Series B Preferred Stock in accordance with the provisions of

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this Section 5B, the Holder may revoke such redemption notice by delivering written notice to the Corporation, and the Corporation promptly shall return such Holder's stock certificate(s) submitted for redemption and indicate such return on its books and records.

                  (d) On each Optional Redemption Date, each Holder, together with its affiliates and transferees and their affiliates (each, an "Affiliated Group") shall have the right to have redeemed no more than one third of the shares of Series B Preferred Stock initially issued to the members of such Affiliated Group on the Issuance Date. In connection with any transfer of Shares, the transferor and transferee may agree in writing as to any allocation of the redemption rights that are applicable to such transferred Shares. The Corporation shall make any adjustments to the number of shares as shall be redeemed from each Holder on each Optional Redemption Date as shall be necessary to effect the provisions of this Section 5B(c).

                  (e) For the avoidance of doubt, a Holder's determination to exercise its redemption right with respect to any Optional Redemption Date shall not bind it to exercise or not exercise such right with respect to any subsequent Optional Redemption Date. The Corporation's election to pay the Series B Redemption Price in shares of Registered Common Stock shall not bind it to do so or not to do so with respect to any subsequent Optional Repayment Date.

            5C. Redemption at the Option of the Corporation.

                  (a) In the event that the Closing Price of the Common Stock is greater than 175% of the Conversion Price (the "Threshold Price") for thirty
(30) consecutive Trading Days, beginning at any time ninety (90) days after the Effectiveness Date, the Corporation may, at its option, redeem all of the Series B Preferred Stock by paying in cash the Series B Redemption Price no later than 30 Business Days following the first Trading Day on which the Closing Price is less than the Threshold Price; provided, however, that, after the Approval has been obtained, in lieu of paying the Series B Redemption Price in cash, the Corporation may, subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, so long as a Cash Payment Condition is not then occurring and has not occurred during the 25 Business Days prior to the applicable Corporation Optional Redemption Date described below, at its option, pay the Series B Redemption Price in accordance with Section 5E, in part or in full, in shares of Registered Common Stock.

                  (b) Notice of the Corporation's intention to redeem the Series B Preferred Stock under this Section 5C shall, as a condition thereto, be given at least 25 Business Days prior to the date of redemption (the "Corporation Optional Redemption Date") by facsimile, followed within twenty-four (24) hours by notice via overnight courier, to the Holders. Each such notice shall be irrevocable and shall state: (i) the Corporation Optional Redemption Date; (ii) the place or places where the stock certificates representing the Series B Preferred Stock are to be surrendered pursuant to Section 5F for payment of the redemption price, which may be the Corporation's principal offices; (iii) the Series B Redemption Price and the calculation of such price; and (iv) the amount, if any, of the Series B Redemption Price that the Corporation will pay in shares of Registered Common Stock (the "Corporation Redemption Notice"). On the Corporation Optional Redemption Date, the Corporation shall pay the applicable Series B Redemption Price. Any shares of Registered Common Stock issued upon

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redemption shall be issued in electronic book entry only format (i.e., DWAC).
Notwithstanding anything to the contrary in the foregoing, after a Corporation Redemption Notice has been given pursuant to this subsection (b), each Holder shall retain the right to elect to convert its shares of Series B Preferred Stock, in whole or in part, into shares of Registered Common Stock pursuant to
Section 6 below, in lieu of such redemption by delivering the applicable Conversion Notice prior to the Corporation Optional Redemption Date.

            5D. Redemption on Change of Control.

                  (a) Change of Control. Each of the following events shall constitute a "Change of Control":

                  (i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Corporation with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Corporation's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, at least sixty percent (60%) of the voting power of the capital stock of the surviving entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation);

                  (ii) the sale or transfer of all or substantially all of the Corporation's assets; or

                  (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions (other than a Qualified Rights Offering), to a Person or group of affiliated Persons (other than an underwriter of the Corporation's securities), of the Corporation's securities, if after such closing, such Person or group of affiliated Persons would hold forty percent (40%) or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity).

                  No sooner than 20 Trading Days nor later than 10 Trading Days prior to the consummation of a Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice"). Notwithstanding the foregoing, the Corporation shall publicly announce the Change of Control prior to the delivery of the Change of Control Notice. In addition, notwithstanding its receipt of a Change of Control Notice in lieu of such redemption, each Holder shall retain the right to convert its shares pursuant to Section 6 below by delivering its Conversion Notice prior to the consummation of such Change of Control.

                  (b) New Security. Prior to the consummation of any (i) sale of all or substantially all of the Corporation's assets to an acquiring Person or
(ii) other Change of Control following which the Corporation is not a surviving entity, the Corporation will secure from the Person purchasing such assets or the successor resulting from such Change of Control (in each case, the "Acquiring Entity") a written agreement (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to deliver to each

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holder of Series B Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock (including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the liquidation preference of the Series B Preferred Stock held by such holder) and satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding. Prior to the consummation of any other Change of Control, the Corporation shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to ensure that each of the holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock (without regard to any limitations on conversion) such shares of stock, securities or assets that would have been issued or payable in such Change of Control with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Series B Preferred Stock as of the date of such Change of Control (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock).

                  (c) Holder Redemption Right. At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control, the Holder may require the Corporation to redeem, in whole or in part, such Holder's shares of Series B Preferred Stock by delivering written notice thereof to the Corporation. The shares of Series B Preferred Stock subject to redemption pursuant to this
Section 5D shall be redeemed by the Corporation in cash at a price equal to (i) 101% of the Stated Value of the Series B Preferred Stock, plus (ii) accrued and unpaid dividends thereon and, upon the written request of the applicable Holder, any unpaid Series B Additional Amounts (the "Change of Control Redemption Price").

                  (d) Termination of Change of Control. If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded. In addition, if there has been a material change in the terms or the timing of the transaction constituting such Change of Control, any Holder may rescind such holder's request for redemption by giving written notice of such rescission to the Corporation.

            5E. Value of Registered Common Stock on Redemption; Notifications.

                  (a) For purposes of calculating the number of shares of Registered Common Stock to be distributed to the Holders under this Section 5 in payment of the applicable redemption price, to the extent permitted hereunder, the value of such shares shall be the lower of (i) the then applicable Conversion Price or (ii) ninety-five percent (95%) of the arithmetic average of the Weighted Average Price of the Common Stock over the 20 Trading Days prior to the applicable redemption date. If a Cash Payment Condition shall have occurred after the Corporation provides a Holder with notice of its intent to issue shares of Registered Common Stock in connection with any redemption, the Corporation immediately shall notify such Holder of the occurrence of such Cash Payment Condition, and notwithstanding an irrevocable notice to the contrary, the Corporation shall effect the payment of such redemption in cash, unless the applicable Holder waives such Cash Payment Condition as set forth in Section 4. If the applicable Holder waives such Cash Payment Condition, the Corporation shall be bound, with

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respect to that Holder, to its original election to redeem the shares of Series
B Preferred Stock in shares of Registered Common Stock.

                  (b) In connection with any redemption, the Corporation shall deliver a written notice to the recipient of any Registered Common Stock setting forth its calculation of the applicable redemption price, as approved by the Corporation's Board of Directors, which shall be binding upon all parties, absent error.

            5F. Effect of Redemption. Each certificate representing shares of Series B Preferred Stock redeemed by the Corporation pursuant to this Section 5 shall, on the applicable redemption date be canceled and retired by the Corporation. Upon payment of the applicable redemption price or the issuance of the shares of Registered Common Stock issuable in lieu of cash payment of such redemption price, the shares of Series B Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon. If fewer than all of the shares represented by a Holder's certificate or certificates are to be redeemed, the Corporation shall, at its own expense, issue and deliver to such Holder, and indicate the existence on its books and records of, a new certificate or certificates representing the unredeemed shares. Such Holder shall deliver, as promptly as is practicable, to the Corporation the certificate or certificates representing redeemed shares of Series B Preferred Stock via overnight courier, or notify the Corporation that such certificate(s) has been lost, stolen or destroyed, as set forth in Section 16.

            5G. Remedies for Failure to Redeem. If the Corporation for any reason fails to redeem any of the shares of the Series B Preferred Stock as required pursuant to this Section 5 on or prior to the applicable redemption date, then, notwithstanding anything to the contrary contained herein and in addition to any other remedies herein provided to the Holders:

                  (a) (i) the number of directors then constituting the Board of Directors shall be increased by one; and (ii) any Holder or Holders of the Series B Preferred Stock, holding in the aggregate at least a majority in interest of the then outstanding Series B Preferred Stock, shall have the right to demand a stockholders' meeting and, at such meeting the Holders of the then outstanding Series B Preferred Stock voting as a single class, shall have the right to elect such additional director to the Board of Directors by affirmative vote of at least a majority in interest of the Holders of the then outstanding Series B Preferred Stock. The right to such directorship as provided in this paragraph shall terminate, and such director's term in office shall immediately end, on such date as the Corporation shall remedy in full the failure to effect the redemption that resulted in the creation of such directorship. Such meeting of stockholders shall be held within thirty (30) days of a demand by at least a majority in interest of the Holders of the then outstanding Series B Preferred Stock, and the Corporation shall take all actions necessary or appropriate under the Exchange Act and the DGCL to ensure that the Board of Directors, for so long as the Holders of the Series B Preferred Stock have the rights provided by this
Section 5G(a), reflects the composition of this Section 5G following such meeting;

                  (b) the Series B Redemption Price for such shares shall be the Series B Redemption Price that would be payable in the case of a redemption under Section 5B(a) arising from an Event of Default, and

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                  (c) in addition to any dividends required to be paid pursuant to Section 1, the unpaid portion of the Series B Redemption Price shall accrue interest at the rate of 8.0% per annum, payable monthly in cash to the applicable Holder.

            5H. Maximum Shares Available for Redemption.

                  (a) Under no circumstances shall the Corporation issue more than 10,000,000 shares of Common Stock upon any redemption pursuant to this
Section 5 (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions); (the "Maximum Redemption Shares"); provided, however, that the Corporation may issue more than the Maximum Redemption Shares in order to satisfy its obligations relating to a notice previously issued to a Holder of its intent to issue shares of Registered Common Stock upon a redemption, and provided that the Corporation shall use its best efforts to prevent any such issuance of more than the Maximum Redemption Shares from occurring. Once the Corporation determines that the Maximum Redemption Shares have been issued hereunder in connection with any redemption, all further redemptions shall be in cash.

                  (b) Notwithstanding the provisions of paragraph (a) above, a majority of the holders of the Series B Preferred Stock then outstanding may, voting as a single class, waive the limitation of paragraph (a) above with respect to one or more redemptions.

      5. The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation.

      6. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute were voted in favor of the amendment.

      7. Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                            (Signature page follows)

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      IN WITNESS WHEREOF, DDi Corp. has caused this certificate to be signed by
Timothy J. Donnelly, its Vice President, General Counsel and Secretary, this 5th day August, 2005.

                                   /s/ TIMOTHY J. DONNELLY
                                   ---------------------------------------------
                                   Name: Timothy J. Donnelly
                                   Title: Vice President, General Counsel and
                                   Secretary

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